Exhibit 99.1
Fidelity National Financial, Inc. Announces Acquisition of Sedgwick CMS Holdings, Inc.
Jacksonville, Fla. — (December 27, 2005) — Fidelity National Financial, Inc. (NYSE:FNF), a Fortune 500 provider of products and outsourced services and solutions to financial institutions and the mortgage, insurance and real estate industries, today announced the signing of definitive agreements to acquire Sedgwick CMS Holdings, Inc. (“Sedgwick CMS”), an industry leading provider of outsourced insurance claims management services to large corporate and public sector entities.
Sedgwick CMS designs, implements and manages innovative outsourced third party administration programs for workers’ compensation claims management, liability claims management and disability claims management. The Company’s services include claims administration, managed care and related services to clients with high frequency, low severity claim exposures. The complex risk management programs that Sedgwick CMS designs with its clients are long-term and highly recurring in nature and, therefore, not subject to variations of the insurance cycle. With expected 2005 revenue of nearly $400 million, Sedgwick CMS is one of the country’s largest providers of claims administration services and has more than 400 clients under multi-year contracts in a wide range of industries, including 25 of the Fortune 100 and 72 of the Fortune 500.
The purchase price of $635 million, subject to certain adjustments, is expected to be funded through a combination of cash on hand and borrowings under existing lines of credit. Subject to regulatory approvals, the transaction is expected to close on January 31, 2006.
“Sedgwick CMS provides FNF a very exciting opportunity in an attractive, growing market, while allowing us to leverage our core expertise in title insurance processing and financial transaction processing,” said Chairman and Chief Executive Officer William P. Foley, II. “Studies have shown the domestic market for third party administration services for just the Fortune 500 to be in excess of $2.5 billion. The long-term nature of the customer contracts and the strength of the customer relationships are very appealing and will provide growing, predictable and consistent revenue and earnings for our shareholders. In addition, we are excited about the opportunity to cross-sell Sedgwick CMS’s outsourced claims administration services to FNF’s existing customer relationships. We believe that the acquisition of Sedgwick CMS will further our continued goal of maximizing the value of our assets for the benefit of our shareholders.”
“We are exceptionally pleased with this outcome of the strategic review process we announced in September to our clients, colleagues and other stakeholders,” said Sedgwick CMS President and Chief Executive Officer David A. North. “The leadership of FNF is well known for effectively leveraging the distinctive strengths of operating company affiliates. FNF and Sedgwick CMS share a commitment to growth, an orientation toward long-term relationships, and a bias for action and innovation that creates superior service capabilities. FNF has a management culture, client relationships and operating resources that complement and reinforce the business strategies of Sedgwick CMS. We look forward to contributing value to the FNF family of companies.”

Fidelity National Financial, Inc., number 261 on the Fortune 500, provides products and outsourced services and solutions to financial institutions, and the mortgage, insurance and real estate industries. Through its majority-owned, publicly traded subsidiary, Fidelity National Title Group, Inc. (NYSE:FNT), FNF is the nation’s largest title insurance company, with nearly 31 percent national market share. Through its majority-owned subsidiary Fidelity National Information Services, Inc. (“FIS”), the Company is a leading provider of core financial institution processing, mortgage loan processing and related information products and outsourcing services to financial institutions, mortgage lenders and real estate professionals. Through its wholly-owned subsidiaries, FNF is also a provider of specialty insurance products, including flood insurance, homeowners insurance and home warranty insurance. More information about the FNF family of companies can be found at www.fnf.com, www.fntg.com and www.fidelityinfoservices.com.
This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management’s Discussion and Analysis” section of the Company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.
CONTACT: Daniel Kennedy Murphy, Senior Vice President, Finance and Investor Relations, 904-854-8120, dkmurphy@fnf.com